EXHIBIT 10.9

REAL ESTATE PURCHASE AGREEMENT

This Real Estate Purchase Agreement is made as of November 29, 2005 (this “Agreement”), by and between StockerYale, Inc., a Massachusetts corporation (“Seller”), and 55 Heritage L.L.C. or its designee, a New Hampshire limited liability company (“Purchaser”).

W I T N E S E T H:

WHEREAS, Seller is the owner of the fee simple interest in certain real estate located in Salem, Hillsborough County, New Hampshire, to wit: that certain free standing building containing at least 95,000 square feet of net rentable building area (the “Building”) situated on approximately 10.18 acres of land, legally described on Exhibit A attached hereto and incorporated herein and commonly known as 32 Hampshire Road, Salem, New Hampshire (the “Land”). The Building and the Land shall hereinafter collectively be referred to as the “Premises”; and

WHEREAS, Seller is the owner of all equipment, supplies, and personal property described in Paragraph 1.2 hereof located on or in the Premises (collectively “Personal Property”); and

WHEREAS, Seller has agreed to sell and Purchaser has agreed to purchase the Subject Property (as hereinafter defined) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of each party to the other contained herein, the parties hereto do hereby mutually covenant and agree as follows:

ARTICLE 1

SUBJECT PROPERTY

The Premises (including all fixtures thereon and the appurtenances thereto) and the Personal Property owned by Seller and used or useful in connection with the operation and maintenance of the Premises are, together with the items hereinafter set forth in this Article, referred to as the “Subject Property”.

Also included in the Subject Property to the extent not hereinbefore set forth is all of Seller’s interest, if any, in and to the following:

1.1 All right, title and interest in and to all tenements, hereditaments, privileges, and appurtenances in any way belonging or appertaining to the Premises;

1.2 The Personal Property, if any, listed on Exhibit B attached hereto and made a part hereof; all sign structures, heating, ventilating, incinerating, lighting, plumbing, electrical, and air-conditioning fixtures and equipment; and all hot water heaters, furnaces, heating controls, motors, sprinkler and boiler pressure systems and equipment located in or on the Premises for purposes of operating the Premises (as opposed to the operation of any of the businesses thereat);

1.3 All right, title and interest to land, if any, lying in the bed of any street, road, or avenue, open or proposed, at the foot of, adjoining or below the Premises to the center line of such street, road or avenue, and in and to any strips and gores adjoining the Premises;

1.4 All right, title and interest in and to all easements, and all permits, licenses and rights, whether or not of record, appurtenant to the Premises and the use of all strips and rights-of-way (including public and private vehicular and pedestrian rights-of-way), if any, abutting, adjacent, contiguous to or adjoining the Premises;

1.5 All right, title, and interest as landlord in all leases, licenses, and other agreements to occupy all or any part of the Premises, together with, and subject to the provisions of Article 9, all rents and other sums due, accrued or to become due (whether fixed rent, percentage rent, additional rent, real estate tax, common area or other maintenance charges and insurance premiums and all other similar reimbursements from tenants) under each such lease, license and agreement and all guarantees by third parties of the tenants’ obligations thereunder and all lease security deposits;

1.6 All right, title and interest, if any, in and to all contracts, unexpired warranties, guarantees, and sureties, received in connection with the construction, improvement, or equipment of the Premises set forth on Exhibit C attached hereto and made a part hereof (the “Contracts”);

1.7 All licenses, permits, certificates of occupancy, and franchises, if any, issued by any federal, state, county or municipal authority relating to the use, maintenance or operation of the Premises, running to, or in favor of, Seller or the Premises; and

1.8 All right, title and interest in and to all service and maintenance contracts, and equipment leases in connection with or used by Seller in the operation of the Premises.

ARTICLE 2

PURCHASE AND SALE; PURCHASE PRICE

2.1 Subject to the terms and conditions contained herein, Seller agrees to sell the Subject Property to Purchaser and Purchaser agrees to purchase the Subject Property from Seller. The purchase price (“Purchase Price”) for the Subject Property shall, subject to the provisions contained in this Agreement, be an amount equal to $4,700,000.00, plus or minus prorations. The Purchase Price will be payable at Closing, plus or minus prorations, credits and adjustments as hereinafter set forth.

2.2 To secure Purchaser’s prompt and faithful performance of its obligations hereunder, simultaneously with the execution of this Agreement, Purchaser will deposit with Grubb&Ellis|Coldstream Real Estate Advisors, Inc. (“Coldstream”) on the first business day after Purchaser’s receipt of this Agreement signed by Seller, earnest money in the amount of $25,000.00 (the “Earnest Money”). In the event Purchaser has not terminated this Agreement on or prior to the 30th (or 45th, if Purchaser has exercised the extension right set forth in Paragraph

4.1 below) day after the Document Receipt Date (as defined below), Purchaser shall deposit an additional $75,000.00 with Coldstream (such amount shall be deemed to be part of the Earnest Money). The Earnest Money shall be invested in a federally insured interest-bearing account, and all interest thereon shall be credited against the Purchase Price unless Purchaser defaults hereunder and does not cure such default within the time permitted by Paragraph 7.1 hereof, in which event such interest shall become the property of Seller. The Earnest Money shall be applied to Purchaser’s payment obligations under Paragraph 2.1 above.

ARTICLE 3

REVIEW OF SUBJECT PROPERTY

3.1 Within 10 days after the date of this Agreement, Seller shall deliver to Purchaser, complete, legible copies (including all exhibits) of the following in its possession or under its control (collectively, the “Documents”):

(a) All written contracts, agreements, appraisals, reports, analyses, completion certificates, lien clearance documents and correspondence relating to the ownership, leasing, servicing, operation, management, insuring, maintenance, soil, environmental, structural or other condition, utility service, engineering and construction of the Subject Property, and any surveys and title policies or abstracts received or obtained by Seller regarding the Subject Property.

(b) All building permits, certificates of occupancy and other governmental licenses, permits, notices and approvals and 2004 and 2005 real estate tax bills and assessment notices relating to the Subject Property.

(c) Copies of the 2003, 2004 and 2005 (pro forma) operating budget for the Subject Property and all 2005 monthly operating statements as available for the Subject Property.

(d) A detailed list of all capital improvements to the Subject Property made by Seller in the last 10 years or scheduled to be made in 2005 and 2006.

(e) All drawings, plans and specifications for the Subject Property, all architect’s reports relating to the Subject Property, and the financial books and records relating to the ownership, operation and maintenance of the Subject Property.

(f) Payoff letters with respect to any mortgages recorded against the Subject Property in favor of any third party, including, without limitation, Laurus Master Fund, Ltd. and Smithfield Fiduciary LLC.

The date on which Purchaser has received the last of all the documents described in this Paragraph 3.1 is hereinafter referred to as the “Document Receipt Date.” From and after the Document Receipt Date, Seller shall deliver to Purchaser any other documentation which becomes available that alters or affects any of the Documents. Seller certifies that all Documents will be true, correct and complete copies thereof.

3.2 From the date hereof to the Closing Date (as hereinafter defined), after notice from Purchaser (which may be by telephone) to Seller, Seller shall permit Purchaser and its managers, members, advisers, attorneys, accountants, consultants, employees, agents, lenders and contractors (collectively “Reviewers”), at Purchaser’s sole cost and expense, during normal business hours and upon prior notice to Seller, to (a) inspect the Subject Property at all reasonable times, (b) conduct such reviews of, and tests on, the Subject Property as Purchaser, in its sole discretion, deems necessary to determine if the conditions precedent to Closing, as set forth in Article 4 hereof, are, or can be fulfilled, and (c) engage in such conversations with parties knowledgeable about the Subject Property, as Purchaser may elect. Each entry of Purchaser and/or the Reviewers onto or into the Subject Property shall be at Purchaser’s own risk and expense and shall not interfere or disrupt the operation of Seller’s business. If Purchaser conducts any such tests or causes any such tests to be conducted, Purchaser agrees to (i) restore the Subject Property to the condition existing immediately prior thereto, and (ii) indemnify and hold Seller harmless from any liens, claims, judgments, and costs (including, without limitation, reasonable attorneys’ fees and court costs) which either or both may suffer or incur as a result of or because of the Reviewers making any such tests on or in the Subject Property.

ARTICLE 4

CONDITIONS PRECEDENT TO CLOSING

Purchaser’s obligation to consummate the transactions contemplated by this Agreement is subject to satisfaction of all of the conditions set forth in this Article 4. Purchaser may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. No such waiver shall constitute a waiver by Purchaser of any of its rights or remedies nor release Seller from any of its liability under this Agreement or release Seller from any of its liability if Seller breaches any representation or warranty made by Seller in this Agreement. Satisfaction of such conditions shall not waive any representation or warranty made by Seller.

4.1 On or before 30 days after the Document Receipt Date, Purchaser shall, in its sole discretion, have accepted the physical, mechanical, title, environmental, leasing, economic and other existing and prospective conditions of the Subject Property. In the event Purchaser has been diligently pursuing its investigation of the Subject Property but has been unable to complete it, Purchaser may extend the period set forth above to 45 days after the Document Receipt Date upon written notice to Seller, which notice shall be provided no later than the 25th day after the Document Receipt Date.

4.2 On the Closing Date, Seller shall not be in default in the performance of any covenant or agreement to be performed by Seller under this Agreement and shall deliver the documents required in Article 9.

4.3 All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date.

4.4 As of Closing, any of Chicago, First American or Ticor Title Insurance Company (the “Title Company”) (which Title Company shall be chosen by Purchaser in its sole discretion), shall be prepared to issue to Purchaser or its designee at Closing a 1970 ALTA Form B Extended Coverage Owner’s Title Policy acceptable to Purchaser in the amount of the Purchase Price naming Purchaser as proposed insured, which commitment shall obligate the Title Company to insure marketable fee simple title to the Subject Property and to issue an endorsement deleting all Schedule B printed general exceptions, an access endorsement, a 3.1 zoning endorsement (including the number and location of parking spaces), a survey endorsement, a contiguity endorsement, if appropriate, property tax number and such other title endorsements as Purchaser shall reasonably require. The title to the Subject Property shall be subject only to matters approved by Purchaser in writing within 10 days of the receipt of the title commitment, which shall be ordered by Purchaser within five days of receipt of Seller’s title information (the “Permitted Exceptions”). If the aforesaid title insurance commitment issued by the Title Company or survey hereinafter required show that title is not in the condition required by this Paragraph 4.4 within 20 days (the “Cure Period”) of notice to Seller, Seller shall remedy the defects of title shown thereon or to obtain title insurance at Seller’s sole cost and expense by the Title Company insuring over and against such defects and provide evidence satisfactory to Purchaser thereof. If Seller fails to remedy such defects or obtain such title insurance within such Cure Period, Purchaser shall have the option, exercisable within 10 days from the expiration of the Cure Period (a) to accept the status of the title subject to such title defects, with an appropriate reduction in the Purchase Price to compensate Purchaser for such defects (such amount not to exceed $50,000.00) and proceed with this Agreement, (b) to extend the Closing Date a reasonable period of time to give Seller an opportunity to comply with the terms hereof (at which time the options contained in this Paragraph 4.4 shall again be available to Purchaser), or (c) to give written notice to Seller of Purchaser’s election to terminate this Agreement in which event, this Agreement and the rights and obligations hereunder of the parties shall terminate, Purchaser shall receive a return of the Earnest Money, and thereafter no party hereto shall have any claim against another party hereto by virtue of this Agreement. If, however, the condition of title to the Subject Property is not such as is required by this Agreement hereof solely by reason of any mortgages, judgments, debts, security interests or other liens or obligations which were not created or incurred by acts of Purchaser, or those claiming by, through, or under Purchaser, and the amount of each of which is readily ascertainable and the aggregate amount of which is less than the Purchase Price, the transaction contemplated hereunder shall be consummated by application of such portion of the Purchase Price as may be necessary to discharge such obligations of Seller.

4.5 At least 15 days prior to Closing, Purchaser shall have received, at its expense, an ALTA/ACSM Survey, prepared by a surveyor licensed in the State of New Hampshire and dated subsequent to the date of this Agreement, certified in favor of Purchaser, and the Title Company depicting the Property, and certifying, among other things, that the Subject Property is not located within a federal or state flood plain or wetlands area.

4.6 Seller and Purchaser shall have entered into the Lease (as defined herein) with the Lease automatically becoming effective upon Closing.

ARTICLE 5

CLOSING

5.1 Provided all conditions precedent set forth in Article 4 have been satisfied, the consummation of the transaction contemplated hereunder (hereinafter referred to as “Closing”) shall take place at the office of the Title Company in Manchester, New Hampshire, on December 23, 2005, subject to extension under Paragraph 4.4 (the “Closing Date”). If all of the conditions precedent contained in Article 4 hereof have not been satisfied or waived in writing by Purchaser on or before the date on which each such condition must be satisfied (Purchaser does hereby reserve the right to waive any such conditions which are herein set forth for the benefit of Purchaser), Purchaser may, nevertheless consummate this Agreement or may, by written notice to Seller, either extend the Closing to a date not later than the 60th day after the Document Receipt Date (as it may have been extended) or terminate this Agreement and all obligations hereunder of the parties hereto in which event Purchaser shall receive a return of its Earnest Money and thereafter no party hereto shall have any claim against the other party hereto by virtue of this Agreement unless such termination was caused because either Seller did not comply with or breached any terms in Article 3, 4 or 6 in which event the terms of Article 7 hereof shall control.

5.2 The Closing and disbursement of funds of the transaction contemplated hereunder shall take place simultaneously (i.e., New York style) in an escrow with the Title Company, as escrowee pursuant to a written escrow agreement among Purchaser, Seller and the Title Company, containing terms and conditions not inconsistent with the terms and conditions of this Agreement (which shall in all events be controlling) and mutually satisfactory to Purchaser and Seller. The cost of any escrow services provided by the Title Company shall be borne equally by Seller and Purchaser.

ARTICLE 6

SELLER’S REPRESENTATIONS, WARRANTIES, AND COVENANTS

6.1 Seller represents and warrants to Purchaser as follows:

(a) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly qualified to do business as a foreign corporation under the laws of the State of New Hampshire. Seller has full power, right and authority to enter into and perform its obligations under this Agreement.

(b) The Premises were constructed in 1968, 2000 and 2001 pursuant to validly issued building permits and fully comply with all applicable zoning, building, fire, health, safety, handicapped persons, environmental, pollution, and use laws, codes, and ordinances, and that certificates of occupancy have been issued for the Building and for all leased or leasable areas of the Premises.

(c) To the best of Seller’s knowledge, (i) no part of the Premises, or any part thereof, has ever been used as a sanitary landfill, waste dump site, or for the treatment, storage or disposal of hazardous wastes, as defined by the Resource Conservation and Recovery Act; (ii) No release of hazardous substances, as such term is defined in CERCLA, has occurred from or upon the Premises during or prior to Seller’s ownership;

(iii) There are no hazardous substances, as such term is defined in CERCLA, present in, upon or under the Premises; and (iv) no notice of violation or other written communication has been received by Seller or, to the best of Seller’s knowledge, by any predecessor in title from a government agency or any other person or entity alleging or suggesting an environmental law violation on the Premises.

(d) Seller has not received any written notice of, any actual or threatened reduction or curtailment of any utility service supplied to the Premises, or any violation of any law, zoning ordinance, code, or regulation affecting the Subject Property; Seller has not received any written notice, of any existing or threatened condemnation or other legal action of any kind involving the Subject Property (except for tort actions covered by insurance); and, at Closing, the Subject Property shall be owned by Seller free and clear of any violations of any zoning, building, fire, health, safety, environmental, pollution or use ordinance, statute, or regulation of which Seller has received written notice or provision satisfactory to Purchaser shall have been made to correct and pay for any such violations.

(e) There is no threatened or actual cancellation or suspension of any certificates of occupancy for any portion of the Premises.

(f) Other than the Contracts, there are no leases of equipment, contracts relating to the service, maintenance and operation of the Subject Property which will or could become the financial responsibility of Purchaser as Seller’s successor to the Subject Property.

(g) Seller has not received any written notice of any contemplated or actual special assessments or re-assessments for general real estate tax purposes, affecting the Premises, the Premises is separately assessed for real property tax assessment purposes and not combined with any other property for such purposes. The amount of general real estate taxes for the Premises for the tax fiscal year 2005 is approximately $83,000.00.

(h) There are no actions, suits, or proceedings pending or to the best of Seller’s knowledge, threatened against or relating to Seller or the Subject Property in any court or before any administrative agency which, if successful, would restrict or prevent the continued operation of the Subject Property in the same manner as that which is being operated and maintained as of the date hereof.

(i) The Subject Property is not subject to any mortgage, lease, occupancy agreement, commitment, obligation, or agreement, including, but not limited to, any right of first refusal, redemption rights or option to purchase in favor of a third party, which would or could prevent it from completing the transfer of the Subject Property under this Agreement or which except as specifically permitted hereby, would bind Purchaser or the Subject Property subsequent to the Closing Date.

(j) No federal, state, or local taxing authority has asserted any tax deficiency, lien, or assessment against the Subject Property or Seller which has not been paid.

(k) The books and records relating to the operation of the Subject Property which have been or will be made available to Purchaser accurately and correctly reflect the operation of the Subject Property and all income received and expenses incurred by Seller in connection therewith.

(l) There are no mechanics’ liens or rights to claim a mechanics’ lien in favor of any contractor, materialman, or laborer or any other person or entity in connection with the construction of any portion of the Subject Property; there has not been any work performed or materials supplied to the Subject Property or contracts entered into for work to be performed or materials to be supplied to the Subject Property in the 120 days prior to the date hereof which has not been, or at the Closing will not be, fully paid for, which could give rise to the filing of such liens against the Subject Property; and Seller shall be responsible for any and all claims for mechanics’ liens and accounts payable that have arisen or may subsequently arise due to contracts entered into for and/or any work performed on, or materials supplied to, the Subject Property prior to the Closing Date.

(m) Except for those items to be prorated as hereinafter set forth, Seller shall be solely liable for the payment of all costs and expenses, liabilities, obligations, and claims arising out of Seller’s ownership and operation of the Subject Property prior to the Closing Date.

(n) There are no defects in the mechanical, structural, electrical, plumbing, sewer, heating, air conditioning and sprinkler systems, and components in the Subject Property, including, but not limited to, roof leakage and leakage or seepage in any basement, foundation, or walls, and that all of the foregoing is, and on the Closing Date will, be in good first class condition and (where applicable) in good working order.

(o) As of Closing, the Personal Property will be owned by Seller free and clear of all liens, encumbrances, security interests and title retention agreements.

(p) Seller is not a “foreign person” within the meaning of Sections 897 and 1445 of the Internal Revenue Code of 1986, as amended (“Code”), and any rules, regulations and orders which may be promulgated thereunder.

(q) Seller has obtained or has (as applicable) the requisite authority to execute this Agreement and to consummate same, and upon execution hereof, this Agreement is binding upon Seller and enforceable in accordance with its terms.

(r) The sale of the Subject Property hereunder by Seller to Purchaser will not impose any obligation or responsibility for any income, sales, withholding or other tax or unemployment insurance liabilities of Seller.

(s) The Contracts are in full force and effect, and neither Seller or the other parties to the Contracts are in default thereunder.

If, between the date hereof and the Closing Date, a change in facts or circumstances occurs which makes any of the representations and warranties contained in this Agreement, untrue, false, or misleading, and Seller has knowledge thereof, Seller will forthwith notify

Purchaser in writing of such change in facts or circumstances, and Seller shall remedy same within 15 days. If Seller is unable to so remedy and if such change is, in Purchaser’s sole discretion, materially adverse to its contemplated acquisition of the Subject Property, Purchaser may, within 20 days from receipt of such notification from Seller, terminate this Agreement by written notice to Seller, obtain a return of its Earnest Money, and thereupon this Agreement shall be null and void, unless such inaccuracy existed as of the date hereof or such change was caused due to Seller’s fault, in which event the terms of Article 7 will control. If Purchaser does not notify Seller within said 20 day period, it will be conclusively presumed that such change in fact or circumstance is not material or adverse to Purchaser’s contemplated acquisition of the Subject Property. The representations and warranties contained in this Agreement shall survive the Closing Date and run in favor of, and benefit, Purchaser and its successors and assigns for a period of two years after the Closing Date.

6.2 Seller covenants and agrees with Purchaser that from the date hereof up to Closing, Seller shall conduct its business involving the Subject Property as follows, and during such period will:

(a) Refrain from transferring the Subject Property or creating on the Subject Property any easements, liens, mortgages, encumbrances, or other interests;

(b) Refrain from entering into or amending any contracts, leases, or other commitments regarding the Subject Property (other than contracts, but not leases, in the ordinary and usual course of business and which are cancelable by the owner of the Subject Property without penalty or cancellation fee within 30 days after giving notice thereof) without Purchaser’s prior written approval;

(c) Continue to meet Seller’s contractual obligations with respect to the Subject Property;

(d) Promptly deliver to Purchaser, copies of all notices of violation by Seller or the Subject Property, of federal, state, city, or municipal laws, ordinances, regulations, orders, or requirements of departments of housing, buildings, fire, labor, health, or other federal, state, city, or municipal departments or other governmental authorities having jurisdiction against or affecting the Subject Property or the use or operation thereof;

(e) Continue to operate, maintain, repair and replace the Subject Property in a first class condition and as needed; and

(f) Comply in all material respects with the terms of the Contracts, and refrain from (i) amending the Contracts or (ii) canceling or terminating the Contracts.

ARTICLE 7

DEFAULTS

7.1 In the event of the default by Purchaser to consummate this Agreement on the Closing Date, and such default is not cured within 15 days from the date of Seller’s written notice to Purchaser, Seller, as its sole remedy, shall have the right to terminate this Agreement by further written notice thereof to Purchaser, and receive the Earnest Money as and for full and final liquidated damages for such breach (the parties hereto acknowledging that such damages are otherwise not susceptible of ascertainment), and thereafter this Agreement shall be deemed terminated and be and become null and void.

7.2 In the event of default by Seller hereunder, and such default is not cured within 15 days from the date of Purchaser’s written notice to Seller, Purchaser, at its option, may: (a) terminate its obligations under this Agreement by further written notice thereof to Seller and receive reimbursement from Seller for all expenses incurred or sustained by Purchaser for accountants, attorneys and engineers, in the preparation of this Agreement, to comply with the terms hereof subsequent to the execution of this Agreement, and with regard to advice or information given to Purchaser relating to the terms of this Agreement and the enforcement thereof as well as all costs and expenses related to any litigation due to, or arising from, Seller’s said default; (b) seek any remedy at law; or (c) specifically enforce the terms and provisions of this Agreement against Seller.

7.3 Any breach by Seller of any of the respective representations, warranties, or covenants contained in Article 6 hereof as the same may be modified in writing in accordance with the last paragraph of Paragraph 6.1 hereof, which is not cured in a manner reasonably satisfactory to Purchaser within 15 days after written notice thereof, shall be deemed a default for purposes of this Article 7, and further notice under Paragraph 7.2 shall not be required if such breach is not cured within said 15 day period.

ARTICLE 8

CLOSING DOCUMENTS

8.1 At the Closing, Seller shall execute and/or deliver or cause to be delivered to Purchaser and, where applicable, the Title Company the following:

(a) A duly executed and acknowledged Warranty Deed conveying good and marketable fee simple title to the Premises and all easements and other rights appurtenant thereto to Purchaser or its designee or assignee, subject only to the Permitted Exceptions.

(b) A duly executed Warranty Bill of Sale conveying all of Seller’s right, title and interest in the Personal Property to Purchaser or Purchaser’s designee or assignee, free and clear of all liens, security interests, and adverse claims.

(c) Such other documents and instruments as are required to transfer Seller’s interest in the Subject Property to Purchaser or Purchaser’s designee or assignee required by the Title Company or any laws or regulations in order to have the title issued as required hereunder.

(d) The lease attached hereto as Exhibit D (the “Lease”) and a subordination agreement from Seller in form and content satisfactory to Purchaser.

(e) All books and records and original bills, warranties, Contracts, guaranties, invoices, lease files, credit reports and other documents related to the construction, operation and leasing of the Subject Property (or copies if originals are not available).

(g) The contracts, licenses, permits and agreements pertaining to the Subject Property.

(g) Originals (or copies if such originals do not exist) of all building permits, licenses, certificates of occupancy and franchises relating to the Subject Property.

(h) ALTA statements and Gap undertakings or similar documents required by the Title Company.

(i) Possession of the Subject Property subject only to the rights of Seller under the Lease.

(j) A certificate of non-foreign status of Seller as required by the Code.

(k) Such information about Seller requested by the Title Company or Purchaser which is required for federal, state or local income tax information reporting purposes.

(l) Such other documents reasonably requested by Purchaser.

8.2 At the Closing, Purchaser will deliver to Seller the Purchase Price in accordance with Paragraph 2.1 hereof and an executed copy of the Lease.

8.3 At the Closing, Seller and Purchaser shall jointly deliver: (a) a closing statement, and (b) state, county and local transfer tax declarations, if any. The parties shall each be responsible for 50% of all New Hampshire, Rockingham County or Salem transfer taxes.

ARTICLE 9

CLOSING ADJUSTMENTS

Except as otherwise set forth hereinafter, if this Agreement is consummated the following items shall be paid, prorated, or adjusted as of 11:59 p.m. on the Closing Date (“Proration Date”) in the manner hereinafter set forth:

9.1 The following will be credited to Purchaser as of the Proration Date: (a) prepaid rent and additional rent paid for the balance of the month of Closing and for January 2006 as set forth in the Lease; (b) all cash security deposits required to have been deposited with Purchaser under the Lease; and (c) accrued real estate taxes reasonably estimated by Purchaser.

9.2 Seller shall pay all expenses necessary to repair, operate and maintain the Subject Property incurred up to the Closing Date.

9.3 Seller shall bear and pay one-half of the escrow fees, one-half of any New York style closing fee, one-half of the state and county transfer, documentary, or stamp taxes on the sale contemplated hereunder and all release fees or, at Purchaser’s option, Seller shall allow Purchaser a credit therefor at Closing. Purchaser shall pay one-half the escrow fees, one-half of any New York style closing fee, and all costs of any title policies and the survey as well as all recording fees for the Warranty Deed, but not fees related to the release of Seller’s mortgage(s). Seller and Purchaser shall each pay their respective legal fees and expenses and the cost of performance of each of its respective obligations hereunder (except if specifically provided to the contrary herein).

9.4 All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore in this Article 10 dealt with, will be prorated as of the Proration Date.

ARTICLE 10

FIRE DAMAGE AND CONDEMNATION

In the event that prior to the Closing Date any portion of the Subject Property shall be damaged or destroyed by fire or other casualty in an amount exceeding $50,000 (as determined by an insurance adjuster mutually satisfactory to Seller and Purchaser), or in the event that prior to the Closing Date written notice shall be received by Seller of any action, suit, or proceeding or threatened or contemplated action, suit or proceeding to condemn or take all or any part of the Subject Property under the powers of eminent domain (a “Condemnation”), Purchaser shall have the right to terminate its obligations under this Agreement within 20 days after receiving notice of such fire or casualty or such Condemnation or taking and receive a return of its Earnest Money. In the event that, in the case of fire or other casualty, Purchaser is not entitled to terminate, or shall not elect to terminate its obligations under this Agreement pursuant to this Article 10, the sale contemplated hereby shall close as scheduled without adjustment of the Purchase Price except that Purchaser shall retain from the Purchase Price an amount equal to any deductible and the amount of the damage not repaired or restored as of the Closing, which amount shall be determined by the aforesaid adjuster, together with an amount Closing. In the event that, in the case of Condemnation, Purchaser shall not elect to terminate its obligations under this Agreement pursuant to this Article 10, Purchaser shall receive an absolute assignment on the Closing Date of the entire proceeds of such condemnation award, and the Purchase Price shall be the full amount provided in Article 2. In the event that prior to the Closing Date any portion of the Subject Property shall be damaged or destroyed by fire or other casualty in an amount not exceeding $50,000 (as determined by an insurance adjuster mutually satisfactory to Seller and Purchaser) and provided that no tenant is thereby permitted to terminate its Lease, Seller shall promptly commence to repair and restore the Subject Property; and if such repairs and restoration are not completed on the Closing Date, this Agreement shall be consummated without adjustment of the Purchase Price and Seller shall thereafter have no obligation to further complete such repairs and restoration except that Purchaser shall retain from the Purchase Price any deductible and an amount equal to the cost of completing such repairs and restoration, as determined by the aforesaid adjuster, together with an amount equal to the anticipated rental loss for the period subsequent to the Closing. Anything herein to the contrary notwithstanding, if any damage to the Subject Property is discovered by Purchaser after the Closing which damage occurred prior to the Closing and is covered by Seller’s insurance, Seller shall assign the proceeds of such insurance, and pay the amount of any deductible thereon, to Purchaser or its designee.

ARTICLE 11

BROKER

Each party represents that no person, corporation, or partnership acting as a real estate broker, finder or real estate agent has brought about this Agreement, except Coldstream, and Seller shall be solely responsible for any amounts due. Seller agrees to and does hereby indemnify Purchaser (and Purchaser’s designee and assignee) from all loss, damage, cost, or expense (including attorneys’ fees) that Purchaser (or Purchaser’s designee or assignee) may suffer as a result of any claim or action brought by any brokers acting or allegedly acting on behalf of Seller in connection with this transaction, including, without limitation, Coldstream. Purchaser agrees to and does hereby indemnify and hold Seller harmless from all loss, damage, cost, or expense (including attorneys’ fees) that Seller may suffer as a result of any claim or action brought by any brokers acting or allegedly acting on behalf of Purchaser in connection with this transaction, other than Coldstream.

ARTICLE 12

MISCELLANEOUS

12.1 All notices to be given hereunder shall be personally delivered or sent by facsimile transmission, express courier or overnight mail, or by postage prepaid, return receipt requested, to the parties at the following addresses (or to such other or further addresses as the parties may hereafter designate by like notice similarly sent):

TO SELLER:	StockerYale, Inc.
32 Hampshire Road
Salem, New Hampshire 03079
Attention: Chief Executive Officer

TO PURCHASER:	55 Heritage, L.L.C.
c/o Jeffrey P. Gray
1025 Mohawk Road
Wilmette, Illinois 60091-1271

All notices sent by mail shall be deemed effectively given on the second business day next following the date of such mailing. All notices personally delivered or sent by facsimile transmission or by express courier or overnight mail shall be deemed effectively given on the date of such delivery to the office of the recipient or receipt or refusal to accept delivery, as applicable.

12.2 This Agreement, and the Exhibits attached hereto, embody the entire agreement between the parties in connection with this transaction and there are no oral or parole agreements, representations or inducements existing between the parties relating to this transaction which are not expressly set forth herein and covered hereby. This Agreement may not be modified except by a written agreement signed by all of the parties.

12.3 Each covenant, condition, and indemnification set forth herein shall survive the Closing and delivery of the deed and other documents contemplated herein including all indemnifications, covenants and agreements which are to be performed or applied to circumstances subsequent to the Closing Date.

12.4 No written waiver by any party at any time of any breach of any provision of this Agreement shall be deemed a waiver of a breach of any other provision herein, or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of such action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.

12.5 The captions, paragraphs numbers and article numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of such paragraphs or articles of this Agreement nor in any way affect this Agreement.

12.6 All parties hereto agree that time is of the essence in this transaction. Whenever under the terms of this Agreement, the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Hampshire.

12.7 Purchaser reserves the right to assign this Agreement or appoint a designee or designees to accept title to the Subject Property. Such designee(s) or assignee may take the form of a trust, corporation, general or limited partnership, or any combination thereof. Seller agrees that all representations, warranties, covenants, and indemnifications shall inure to the benefit of Purchaser and such designee(s), or assignee and their successors and assigns.

12.8 Seller shall not issue or participate in any press releases to publicize the transaction contemplated by this Agreement in any way and shall treat the same with confidentiality.

12.9 This Agreement may be executed in one or more counterparts, each of which shall constitute an original and which, when taken together, shall constitute one entire agreement.

12.10 If suit shall be brought by Seller or Purchaser or its assignee or designee or their respective successors or assigns, to enforce any of the provisions of this Agreement, then the prevailing party, in addition to whatever redress it receives in such suit, shall be entitled to receive reimbursement from the non-prevailing party for its attorneys’ fees and court costs incurred in preparing and prosecuting such suit, including those incurred in any appellate proceedings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Sale the day and year first above written.

SELLER:		PURCHASER:

STOCKERYALE, INC.		55 HERITAGE, L.L.C.

By:	/s/ MARK W. BLODGETT	By:	/s/ JEFFREY P. GRAY
	Chairman & CEO		Manager